                                                                  EXHIBIT (a)(1)

                                  UNDERTAKING


     The undersigned, PM DELAWARE INC. and PACHOLDER ASSOCIATES, INC. (collectively, the "Covenantors"), do hereby, jointly and severally, covenant and undertake to invest in, or otherwise provide equity contributions or funds in the form of equity for, 8044 ACQUISITION INC. ("Buyer") and/or 8044 ACQUISITION SUB INC. ("Transitory Subsidiary") in an amount of Two Million Dollars ($2,000,000) on a timely basis to enable the Buyer and the Transitory Subsidiary fully to perform and satisfy their respective obligations to AM INTERNATIONAL, INC. ("AM") under or with respect to the Merger Purchase Agreement dated as of October 29, 1996, as it may be amended from time to time, among AM, the Buyer and the Transitory Subsidiary (the "Merger Agreement"), including (without limitation) the payment of any damages to AM that may be payable by Buyer or the Transitory Subsidiary as a result of any breach of the Merger Agreement by the Buyer and/or the Transitory Subsidiary. The Covenantors provide the above undertakings to AM to induce AM to enter into the Merger Agreement and understanding that AM is expressly relying on the undertakings hereby given by the Covenantors. No provision of this Undertaking may be amended nor may performance of any provision hereof waived without the written consent of AM. In addition, it is agreed that AM may proceed directly against the Covenantors with respect to any failure to perform under this Undertaking.

     This Undertaking shall be governed by the laws of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned hereunto set their respective hands as of this 29th day of October 1996.


                                      PM DELAWARE INC.


                                      By: /s/ James P. Shanahan, Jr.
                                          -----------------------------------
                                          Name:  James P. Shanahan, Jr.
                                          Title: President


                                      PACHOLDER ASSOCIATES INC.



                                      By: /s/ James P. Shanahan, Jr.
                                          -----------------------------------
                                          Name:  James P. Shanahan, Jr.
                                          Title: Executive Vice President and
                                                 General Counsel